EXHIBIT 10.1
EXECUTION COPY

INVESTMENT NUMBER 24052
RMB LOAN AGREEMENT
among
BEIJING UNITED FAMILY HEALTH CENTER
SHANGHAI UNITED FAMILY HOSPITAL, INC.
(as “Borrowers”)
and
INTERNATIONAL FINANCE CORPORATION
(as “Lender”)
Dated October 10, 2005

-ii-

-iii-

RMB LOAN AGREEMENT
     AGREEMENT, dated October 10, 2005, between BEIJING UNITED FAMILY HEALTH CENTER, a Sino-foreign joint venture company organized and existing under the laws of the People’s Republic of China (“Borrower 1”), SHANGHAI UNITED FAMILY HOSPITAL, INC, a Sino-foreign joint venture company organized and existing under the laws of the People’s Republic of China (“Borrower 2”), and INTERNATIONAL FINANCE CORPORATION (“IFC”), an international organization established by Articles of Agreement among its member countries.
     Borrower 1 and Borrower 2 shall hereinafter collectively be referred to as the “Borrowers” and individually as a “Borrower”. IFC and each of the Borrowers shall hereinafter collectively be referred to as the “Parties” and individually as a “Party”.
ARTICLE I
Definitions and Interpretation
     Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“Affiliate”	any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for the purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital or equity interest (as the case may be) of a Person is deemed to constitute control of that Person; and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report”	the report to be submitted to IFC pursuant to Section 6.03(d) of this Agreement from time to time;

“Auditors”	with respect to Borrower 1, Beijing Huasong Certified Public Accountants Co. Ltd. or such other independent public accounting firm appointed by Borrower 1 as its auditors and acceptable to IFC;

with respect to Borrower 2, Shanghai JaHwa Certified Public Accountants Co., Ltd. or such other independent public accounting firm appointed by Borrower 2 as its auditors and acceptable to IFC;

“Authority”	any national, supranational, regional or local government, or governmental, administrative or judicial department, commission, authority, tribunal, agency or entity, or central bank (or any Person that exercises the functions of the central bank, whether or not government owned and howsoever constituted or called);

“Authorization”	any license or approval (howsoever evidenced), registration, filing or exemption from, by or with any Authority, and all corporate, creditors’ and shareholders’ approvals or consents;

“Bank Account Charge Agreements”	the Chindex Account Charge Agreement and the Onshore Account Pledge Agreement;

“Business Day”	a day, other than a Saturday or Sunday, on which commercial banks are open for business in both Beijing and New York;

“China” or “PRC”	the People’s Republic of China;

“Chindex”	Chindex International, Inc., a NASDAQ listed company incorporated in Delaware with its registered address at Chindex International, Inc. c/o National Registered Agent, 160 Greentree Drive, Suite 101, Dover, DE 11904;

“Chindex Account Charge Agreement”
the agreement entitled “Chindex Account Charge Agreement” dated on or around the date of this Agreement between Chindex and IFC creating a floating charge over all of its bank accounts in favor of IFC, except for any such accounts which have a pre-existing charge filed prior to the date of this Agreement in favor of M&T Bank for the aggregate amount of US$1,900,060;

“Clinics”	means the following:

(i)	the “Shunyi Clinic” located at No. 1 Lu, Nanxin Yuan, Likan Village, Tianzhu Town, Shunyi District, Beijing, China;

(ii)	the “Jianguomen Clinic” located at Sub-level 1, Apartment Building of Beijing International Hotel Club, No. 21 Jianguomen Wai Street, Chaoyang District, Beijing, China;

(iii)	the “SRC Minhang Clinic” located at 555 Jinfeng Road, Minhang District, Shanghai, China; and

(iv)	any other medical clinic established or to be established by any of entities within the Group;

“Contract Assignments”	the contractual assignment, by way of security in favor of IFC, of the rights and benefits of the Borrowers and/or Chindex under the following commercial contracts:

(i)	the Lease Contracts; and

(ii)	the Technology and Service Contracts;

“Country”	the People’s Republic of China;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement”	the disbursement of the Loan;

“Environmental, Health and Safety Guidelines”	the following guidelines:

(i)	IFC Occupational Health and Safety Guidelines dated June 24, 2003;

(ii)	World Bank Group General Environmental Guidelines dated July, 1998;

(iii)	IFC Environmental and Social Guidelines for Health Care Facilities, dated May 2003;

(iv)	IFC Life and Fire Safety Guidelines, dated October 2002;

(vi)	IFC Hazardous Materials Management Guidelines, dated December 2001;

copies of which have been delivered to, and receipt of which have been acknowledged by, the Borrowers by letter dated August 8, 2005;

“Environmental and Social Policies”	the following policies:

(i)	IFC’s Operational Policy 4.01, Environmental Assessment (October 1998); and

(ii)	IFC Policy Statement on Child and Forced Labor (March 1998);

(iii)	Involuntary Resettlement, OD 4.30, dated June 1990;

(iv)	IFC’s Policy on Disclosure of Information, dated September 1998;

copies of which have been delivered to, and receipt of which has been acknowledged by, the Borrowers by letter dated August 8, 2005;

“Equity Pledge Agreements”	means:
(i) the agreement entitled “BUFH Pledge Agreement”; and

(ii) the agreement entitled “SUFH Pledge Agreement”; each entered between Chindex and IFC on or around the date of this Agreement creating a pledge in favor of IFC over Chindex’s interest in the registered capital of Borrower 1 and Borrower 2 respectively;

“ERS”	the Environmental Review Summary prepared by IFC, approved by the Borrowers and made available at the InfoShop of the World Bank Group offices in Washington DC on August 9, 2005, as amended or supplemented from time to time as appropriate in a manner consistent with the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, and other provisions of this Agreement;

“Event of Default”	any one of the events specified in Section 7.02 (Events of Default);

“Excluded Activities”	the list of activities described in Annex C attached hereto;

“Group”	collectively, Chindex, Borrower 1, Borrower 2 and any of their present or future Affiliates;

“Guarantee Agreement”
the agreement entitled “Guarantee Agreement” between Chindex and IFC dated on or around the date of this Agreement pursuant to which Chindex shall guarantee the payment obligations of the Borrowers hereunder;

“Interest Payment Date”	in any relevant calendar year, the date which is ten (10) Business Days preceding any “Interest Payment Date” as defined in the terms and conditions of the Reference Bond;

“Interest Period”	each period of twelve (12) months commencing on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except that: (i) for the first Interest Period, the period shall commence on the date of the Disbursement; and (ii) for the last Interest Period, the period shall commence on the Interest Payment Date immediately preceding the Repayment Date and end on the day immediately preceding the Repayment Date;

“Interest Rate”	the rate at which interest is payable on the Loan, as determined in accordance with Section 3.03 (b) (Interest);

“Issue Date”	the date of issue of the Reference Bond;

“Lease Contracts”
mean (i) the Building Lease Contract dated August 18, 2003 and any other contracts between Beijing Post and Telecommunications Industrial School (as lessor) and Borrower 1 (as lessee) for lease of the premises currently used by Borrower 1 as its operation site and (ii) the Building Lease Contract dated March 1, 2002 between Shanghai Municipal Changning District Centre Hospital (as lessor) and US-China Industrial Exchange, Inc. (as lessee) for lease of the premises currently used by Borrower 2 as its operation site;

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan”	has the meaning set out in Section 3.01 (Amount);

“Loan Currency”	the lawful currency of the Country;

“Material Adverse Effect”	a material adverse effect on:

(i) either of the Borrowers, their assets or properties;

(ii) either of the Borrowers’ business prospects or financial condition;

(iii)	the implementation of the Project, the Financial Plan or the carrying on of either of the Borrowers’ business or operations; or

(iv)	the ability of either of the Borrowers to comply with their obligations under this Agreement, any other Transaction Documents.

“Maturity Date”	the “Maturity Date” as defined in the terms and conditions of the Reference Bond;

“Mortgage Agreements”
agreements between each of the Borrowers and IFC, in form and substance satisfactory to IFC providing for a first- ranking mortgage in favor of IFC on the present and future machinery and equipment situated on the Project Sites;

“Official”	any officer of a political party or candidate for political office in the Country or any officer or employee (i) of the Government (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or (ii) of a public international organization;

“Onshore Account Pledge Agreement”
the agreement entitled “Onshore Account Pledge Agreement” dated on or around the date of this Agreement between Borrower 1 and/or Borrower 2 and IFC creating a pledge over the Sinking Fund Account in favor of IFC;

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prohibited Payments”	any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official

(including to or for the use or benefit of any other Person if a Borrower knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, a Borrower, its Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC’s reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

“Project Sites”	means the following sites:

(i)	the hospital of Borrower 1 located at No. 2, Jiangtai Road, Chaoyang District, Beijing, China; and

(ii)	the hospital of Borrower 2 located at 1111 Xian Xia Road, Changning District, Shanghai, China.;

“Reference Bond”	IFC’s inaugural RMB bond to be issued and sold to the Chinese domestic markets under the Administrative Regulations on the Issuance of Renminbi Denominated Bonds of International Development Organizations jointly promulgated by the People’s Bank of China, the Ministry of Finance, the National Development and Reform Commission and China Securities Regulatory Commission on February 18, 2005;

“Reference Rate”	the “all-in” interest costs per annum of the Reference Bond, inclusive of annualized costs of issuance;

“Renminbi” or “RMB”	the lawful currency of China;

“Repayment Date”	the date which is ten (10) Business Days immediately preceding the Maturity Date;

“Security”	the security created pursuant to the Security Documents to secure all amounts owing by the Borrowers to IFC under this Agreement;

“Security Documents”	(i)	the Mortgage Agreements;

	(ii)	the Contract Assignments;

	(iii)	the Guarantee Agreement;

	(iv)	the Equity Pledge Agreements; and

	(v)	the Bank Account Charge Agreements;

“Sinking Fund Account”	such bank account to be opened and maintained by Borrower 1 and/or Borrower 2 pursuant to Section 6.01 (d) with a bank in China acceptable to IFC;

“Subordination Agreement”
the agreement entitled “Subordination Agreement” between Chindex, the Borrowers and IFC dated on or around the date of this Agreement pursuant to which Chindex and the Borrowers agree to, inter alia, subordinate payments under certain management and other contracts to the payments by the Borrowers to IFC under this Agreement;

The Subordination Agreement shall include but not limited to the following terms:

(i) The Borrowers shall retain a balance of RMB18 million in payables to Chindex and Chindex affiliates
(other than any of the Borrowers or the Clinics). This amount may be paid by the Borrower to Chindex and Chindex affiliates only if after giving effect of such payment:
(A)	the Current Ratio will be at least 1.8;

(B)	the Balance Sheet Liabilities to Tangible Net Worth Ratio will be less than 1.4;

(C)	the Peak Debt Service Coverage Ratio will not be less than 1.8; and

(D)	the balance of the Sinking Fund is at least RMB29.196 million.

Provided, this retained amount may, by prior written notice to IFC, be converted into Chindex’s equity in the Borrowers;

(ii) An additional RMB18 million in payables to Chindex and Chindex affiliates (other than any of the Borrowers or the Clinics) will be subject to the same conditions for dividend payments as set out in Section 6.02(a);

(iii) Principal payments on all loans and/or notes payable to Chindex and Chindex affiliates and existing dividend payables to Chindex will be subject to the same conditions for dividend payments as set out in Section 6.02(a);

(iv) Payment of future management fees will be (a) capped at the lesser of their current contractual amounts (adjusted in line with historical increases, which are described in detail in Appendix 1 of the Subordination Agreement) or actual and directly allocatible Chindex overhead costs incurred, as proven to IFC’s satisfaction; provided after giving effect of such action:

• Current Ratio > 1.15

• Prospective Debt Service Coverage Ratio > 1.8

Provided always, no payment of any principal, interests or fees of any kind may be made by the Borrowers to Chindex or Chindex affiliates if an Event of Default or Potential Event of Default has occurred and is continuing;

“Subsidiary”	with respect to any Person, any entity:
(i)	over 50% of whose capital is owned, directly or indirectly, by that Person;

(ii)	for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(iii)	which is otherwise effectively controlled by that Person;

“Technology and Service Contracts”	(i) the Technology and Service Agreement effective on January 1, 2002 between Chindex and Borrower 1, including any amendment thereof with IFC’s prior written consent; and

(ii) the Technology and Service Agreement to be entered into between Chindex and Borrower 2, including any amendment thereof with IFC’s prior written consent;

“Transaction Documents”	(i)	this Agreement;

	(ii)	the Security Documents;

	(iii)	the Subordination Agreement;

	(iv)	the Technology and Service Contracts; and

	(v)	the Lease Contracts;

“US Dollar” or “US$”	the lawful currency of the United States of America;

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.
     Section 1.02. Financial Definitions (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

“Accounting Principles”	United States Generally Accepted Accounting Practices (“US GAAP”);

“Annual Reviewed Combined Financial Statements”

the annual Combined Financial Statements for a 12 month period ending on the same date in each year, reviewed by BDO Seidman, LLP or another internationally reputable accounting firm acceptable to IFC;

“Balance Sheet Liabilities”	Liabilities reflected in the balance sheet of the Borrower;

“Balance Sheet Liabilities to Tangible Net Worth Ratio”

the result obtained by dividing Balance Sheet Liabilities by Tangible Net Worth. For the purpose of this calculation, (i) the balance of the Sinking Fund Account will be deducted from the IFC Loan amount outstanding for the purposes of the Balance Sheet Liabilities calculation and the balance in the Sinking Fund Account will be deducted from Tangible Net Worth in the Tangible Net Worth calculation; and (ii) the payables to Chindex which will be subordinated according to the terms of the Subordination Agreement shall be deducted from the Balance Sheet Liabilities and added to Tangible Net Worth;

“Combined” or “Combined Basis”	treating two Borrowers as a single entity;

“Combined Financial Statements”
the financial position, results of operations and cash flows of the Borrowers together as if they were a single entity; accordingly, the combined financial statements are prepared in accordance with the accounting principles related to consolidated financial statements but without identifying parent-subsidiary relationships.

“Consolidated” or “Consolidated Basis”	has the meaning provided in Section 1.03 (b);

“Current Assets”	the aggregate of the Borrower’s cash, investments classified as “held for trading”, investments classified as “available for sale”, trade and other receivables realizable within one year, inventories and prepaid expenses which are to be charged to income within one year;

“Current Liabilities”	the aggregate of all liabilities of the Borrower falling due on demand or within one year (including the portion of Long-term Debt falling due within one year);

“Current Ratio”	the result obtained by dividing Current Assets (less prepaid expenses) by Current Liabilities. For the purposes of this ratio calculation, (i) the balance in the Sinking Fund Account shall be deducted from Current Assets and any payment due on the Sinking Fund Account within one year shall be added to Current Liabilities; and (ii) the payables to Chindex which will be subordinated according to the terms of the Subordination Agreement shall not be included as Liabilities;

“EBITDA”	for the year most recently ended for which Annual Reviewed Combined Financial Statements are available, Net Income plus the sum of interest expense, income taxes, extraordinary items, depreciation, amortization and any other non-cash expenses (to the extent each was deducted in the calculation of Net Income);

“Financial Debt”	any indebtedness of the Borrower for or in respect of:
(i)	borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii)	the deferred purchase price of assets or services (except trade accounts that are payable in the ordinary course of business within 90 days of the date they are incurred and which are not overdue);

(iv)	non-contingent obligations of the Borrower to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the ordinary course of business within 90 days of the date of determination and which are not overdue);

(v)	the amount of any liability in respect of any Financial Lease;

(vi)	amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles;

(vii)	the amount of the Borrower’s obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Borrower after marking the relevant derivative transactions to market);

(viii)	any premium payable on a redemption or replacement of any of the foregoing items; and

(xi)	the amount of any liability in respect of any guarantee or indemnity for any of the foregoing items incurred by any other person.

“Financial Lease”	any lease or hire purchase contract which would, under the Accounting Principles, be treated as a finance or capital lease;

“Liabilities”	the aggregate of all obligations (actual or contingent) of the Borrower to pay or repay money, including, without limitation:

(i)	Financial Debt;

(ii)	the amount of all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (included deferred taxes liabilities);

(iv)	trade accounts that are payable in the ordinary course of business (including letters of credit or similar instruments issued for the benefit of the Borrower in respect of such trade accounts);

(v)	accrued expenses, including wages and other amounts due to employees and other services providers;

(vi)	the amount of all liabilities of the Borrower howsoever arising to redeem any of its shares; and

(vii)	to the extent not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent the Borrower guarantees them or otherwise obligates itself to pay them.

“Long-term Debt”	that part of Financial Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

“Net Income”	for any financial year, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such financial year;

“Non-Cash Items”	for any financial year, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating Net Income during that financial year, including, without limitation, depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, provisions for bad debt, bad debt write off and credits resulting from revaluation of the assets’ book value;

“Peak Debt Service Coverage Ratio”	the ratio obtained by dividing:
(i)	the aggregate, for the financial year most recently ended prior to the relevant date of calculation for which Annual Reviewed Combined Financial Statements are available, of (A)Net Income for that financial year, (B) Non-Cash Items and (C) the amount of all payments that were due during that financial year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)	the aggregate of (A) the highest aggregate amount, in any financial year after the financial year described in clause (i) above until the final scheduled maturity of the IFC Loan, of all scheduled payments (including, in the case of the IFC Loan, payments to be made to the Sinking Fund Account pursuant to Section 6.01(d) of this agreement and the difference between the final balloon payment the scheduled balance in the Sinking Fund Account) falling due on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment required to be made to any debt service account in such financial year under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:
(x)	subject to sub-clause (y), for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)	interest on Short-term Debt in such financial year shall be computed by reference to the aggregate amount of interest thereon paid during the financial year in which the relevant date of calculation falls up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“PRC GAAP”	the Generally Accepted Accounting Principles of the PRC;

“Prospective Debt Service Coverage Ratio”	the ratio obtained by dividing:
(i)	the aggregate, for the financial year most recently ended prior to the relevant date of calculation for which Annual Reviewed Combined Financial Statements are available, of (A) Net Income for that financial year, (B) Non-Cash Items and (C) the amount of all payments that were due during that financial year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);
by

(ii)	the aggregate of (A) all scheduled payments (including, in the case of the IFC Loan, payments to be made to the Sinking Fund Account pursuant to Section 6.01(d) of this agreement and the difference between the final balloon payment the scheduled balance in the Sinking Fund Account) that fall due during the financial year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:
(x)	subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)	interest on Short-term Debt payable in the financial year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that financial year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Short-term Debt”	all Financial Debt other than Long-term Debt; and

“Tangible Net Worth”	the aggregate of:

(i)	(A)	the amount paid up on the share capital of the Borrower; and

	(B)	the amount standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);
     after deducting from that aggregate:
(x)	any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(y)	amounts set aside for dividends or taxation (including deferred taxation); and

(z)	amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)	if applicable, that part of the net results of operations and the net assets of any subsidiary of the Borrower attributable to interests that are not owned, directly or indirectly, by the Borrower.

     Section 1.03. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement shall be determined on a Combined Basis and in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, be calculated from the then most recent quarterly financial statements delivered under Section 6.03 (Reporting Requirements) or, where those statements are with respect to the last quarter of a financial year then, at IFC’s option, from the audited financial statements for the relevant financial year. Any Material Adverse Effect that occurs after the end of the period covered by the financial statements used to make the relevant financial calculations shall also be taken into account in calculating the relevant figures.
     (b) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of each of the Borrowers plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.
     (c) For the purpose of financial calculations requiring Annual Reviewed Combined Financial Statements preceding calendar year 2005, audited financial statements of Borrower 1 will be used instead.
     Section 1.04. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
     (b) words importing the singular include the plural and vice versa; and
     (c) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement.

ARTICLE II
The Project
     Section 2.01. The Project. The Project consists of the upgrade and expansion of the Borrowers’ hospital operations in Beijing and Shanghai respectively.
     Section 2.02. Project Cost and Financial Plan. The total estimated cost of the Project is one hundred and sixty four million eight hundred and seventy six thousand Renminbi (RMB164,876,000), and the proposed sources of financing are as follows:

RMB million
equivalent
Equity
Chindex	34.19
Cash generation	50.12
Total Equity	84.31

Loans
Chindex	11.83
Equipment Financing	3.86
IFC	64.88
Total Loans	80.57
TOTAL FINANCING	164.88 million
ARTICLE III
The Loan
     Section 3.01. Amount. Subject to the terms and conditions of this Agreement, IFC agrees to lend to the Borrowers and the Borrowers agree to borrow on a joint and several basis, the sum of sixty-four million eight hundred and eighty thousand Renminbi (RMB64,880,000) (the “Loan”). As agreed between the Borrowers, RMB21,198,000 of the Loan will be allocated to Borrower 1 and RMB43,682,000 of the Loan will be allocated to Borrower 2. The agreement on such allocation between the Borrowers, however, shall not release either of the Borrowers from its joint and several obligations towards IFC hereunder.

     Section 3.02. Disbursement. (a) Provided IFC is satisfied that all conditions of disbursement set forth in Section 5.01 (Conditions of Disbursement) are satisfied, IFC shall make one (1) Disbursement of the Loan on or as soon as practicable following the Issue Date. The Disbursement shall be made in the Loan Currency to the credit of the Borrowers (or either of the Borrowers) at a bank in the Country. The Borrowers shall notify IFC of the bank no later than two (2) Business Days prior to the Issue Date.
     (b) The Borrowers shall deliver to IFC a receipt, substantially in the form of Schedule 2, within five (5) Business Days following the Disbursement.
     (c) IFC may, by written notice to the Borrowers, suspend or cancel the right of the Borrowers to the Disbursement, with immediate effect: (i) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (d) (Events of Default) is, in the reasonable opinion of IFC, imminent; (ii) if any event or condition has occurred which has or can reasonably be expected to have a Material Adverse Effect; or (iii) on or after September 30, 2005. Upon any cancellation, the Borrowers shall, subject to paragraph (d) of this Section 3.02, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.
     (d) Notwithstanding anything contained in this Agreement, IFC may, at any time after the Issue Date, in its discretion and without request by the Borrowers, disburse the Loan on the terms set out in this Agreement, by delivering to the Borrowers notice of such intent at least ten (10) Business Days prior to the Disbursement date.
     Section 3.03. Interest. Subject to Section 3.04 (Default Penalty), the Borrowers shall pay interest on the principal amount of Loan in accordance with this Section 3.03:
     (a) Interest on the Loan shall accrue from day to day, be prorated on the basis of a 360-day year, for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following that Interest Period; provided that if the Disbursement is made less than fifteen (15) days before the first Interest Payment Date, interest in respect of the first Interest Period shall be payable commencing on the second Interest Payment Date following the date of the Disbursement.
     (b) Subject to subsection (c) below, the Interest Rate for any Interest Period shall be the rate which is the sum of:
          (i) the loan spread 3.25%; and

          (ii) the Reference Rate.
     (c) After IFC has received each bank statement indicating the Borrowers have deposited funds in the Sinking Fund Account in accordance with Section 6.01(d), with respect to only the outstanding amount of the Loan which is equal to the aggregate balance in the Sinking Fund Account, the Interest Rate for such amount for each Interest Period following IFC receipt of such bank statement shall be the rate which is the sum of:
          (i) the loan spread 0.75%; and
          (ii) the Reference Rate;
provided that no Event of Default has occurred and is continuing on the date IFC determines the Interest Rate pursuant to this Section 3.03(c). For avoidance of doubt, this Section 3.03 (c) is not applicable if at any time an Event of Default has occurred and is continuing, and in which situation, the Interest Rate for the entire amount of the Loan shall be determined in accordance with Section 3.03(b) from and after the date on which IFC notifies the Borrowers of the existence of such Event of Default.
     Section 3.04. Default Penalty. (a) Without limiting the remedies available to IFC under this Agreement or otherwise, if the Borrowers fail to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment when due:
(i)	the Borrowers shall pay interest on the amount of that payment due and unpaid, at the rate which shall be the sum of two per cent (2.0%) per annum and the interest rate determined in accordance with Section 3.03 (Interest); and that interest shall accrue from the date the relevant payment became due until the date of actual payment (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date thereafter; and

(ii)	in addition to the default rate interest payable by the Borrowers in Section 3.04(i) above, the Borrowers shall pay all costs and expenses incurred by IFC with respect to the funding of IFC’s payment obligations to holders of the Reference Bond, including, but not limited, to any U.S. Dollar or Renminbi borrowing costs and the costs of any hedging arrangements (in case that such costs were incurred in U.S. Dollar or any currency other than the Loan

Currency, the payment shall be made in the Loan Currency).
     (b) If the Borrowers breach their obligation to fund and maintain the Sinking Fund Account pursuant to Section 6.01(d) below, the Borrowers shall pay to IFC, a penalty of two per cent (2.0%) per annum on the outstanding principal of the Loan (“Sinking Fund Penalty”). The Sinking Fund Penalty shall accrue from the date on which such breach occurred until the date on which such breach is rectified. The Sinking Fund Penalty shall be payable annually with the first payment due on the first Interest Payment Date immediately following the breach.
     Section 3.05. Repayment. The Borrowers shall repay to IFC the full amount of the Loan in one installment on the Repayment Date.
     Section 3.06. Prepayment. The Borrowers agree not to prepay the Loan.
     (b) In the event the Borrowers breach their obligation as set forth in Section 3.06(a) above, the Borrowers shall pay to IFC the following:
(i)	on the date of any such prepayment, a prepayment penalty equal to the product of: (x) the amount of the Loan prepaid; (y) the Reference Rate; and (y) the remaining number of years from the date of prepayment to the final maturity of the Loan; and provided that for any period less than one year, the prepayment penalty shall be pro-rated on the basis of a 360-day year for the actual number of days in such period; and

(ii)	within thirty (30) days of IFC’s written request, the Borrowers shall reimburse IFC for all costs and expenses incurred by IFC, including, but not limited to, legal fees and appraisal fees, in connection with the re-lending of amounts prepaid to other borrowers in China prior to the Repayment Date.
     (c) Notwithstanding the foregoing, the parties agree to meet by end of 2011 to discuss options for the penalty free retirement of the debt of the Borrowers including the redeployment of the Borrowers’ debt and whether IFC bonds can be purchased for early retirement of the debt without penalty.
     Section 3.07. Fees. The Borrowers shall pay to IFC the following amounts in the Loan Currency:

     (a) a front-end fee of nine hundred seventy-three thousand two hundred Renminbi (RMB973,200), representing one point five per cent (1.5%) of the principal amount of the Loan, to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement or (y) the Business Day before the date of the Disbursement;
     (b) a commitment fee at the rate of the Reference Rate on the full amount of the Loan, which shall begin to accrue from the Issue Date and cease to accrue on the date of Disbursement; and further shall be calculated on the basis of a 360-day year, and the actual number of days from the Issue Date to the date of Disbursement (“Commitment Fee”). The Commitment Fee shall be paid one (1) Business Day immediately following the date of Disbursement, provided however, that if any Interest Payment Date occurs before the date of Disbursement, the Commitment Fee shall be payable on such Interest Payment Date; and
     (c) on each Interest Payment Date, a monitoring and supervision fee of eighty one thousand one hundred Renminbi (RMB81,100).
     Section 3.08. Currency and Place of Payment. (a) The Borrowers shall make all payments of principal and interest due to IFC under this Agreement in the Loan Currency, in same day funds, to such bank account as may be designated by IFC.
     (b) The payment obligations of the Borrowers under this Agreement shall be discharged or satisfied only to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account referred to in Section 3.08 (a), notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any currency other than the Loan Currency.
     Section 3.09. Taxes. The Borrowers shall pay or cause to be paid all, and make all payments under this Agreement without deducting any, present and future taxes whatsoever by whomsoever levied or imposed in connection with the payment of any amount under this Agreement; provided that, if the Borrowers are prevented from making payments without deduction, the Borrowers shall, in each case, pay an increased amount such that, after deduction, IFC receives the full amount it would have received had that payment been made without deduction.
     Section 3.10. Business Day Adjustment. If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, that payment shall be due on the next succeeding Business Day, and interest, fees and charges, if any, on the amount of that payment shall continue to accrue to that next succeeding Business Day.

     Section 3.11. Allocation of Partial Payments. If IFC at any time receives less than the full amount then due and payable under this Agreement, IFC may allocate and apply the amount received as IFC solely determines, despite any instruction of the Borrowers to the contrary.
     Section 3.12. Unwinding Costs. If IFC incurs any cost, expense or loss in unwinding its funding arrangements (including any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loan) as a result of (i) the Borrowers’ failure to borrow in accordance with Section 3.02 (Disbursement) or to prepay in accordance with a notice of prepayment or (ii) the Borrowers’ prepayment of any part of the Loan other than on an Interest Payment Date, the Borrowers shall, on IFC’s demand, pay to IFC the amount of any such cost, expense or loss that IFC notifies to the Borrowers.
     Section 3.13. Other Fees and Expenses. (a) The Borrowers shall pay, or reimburse IFC any amount paid by IFC on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to them.
     (b) The Borrowers shall pay to IFC or as IFC may direct:
(i)	the fees and expenses of IFC’s counsel in the Country incurred in connection with:
(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default;
(d)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.
     Section 3.14. Joint and Several Obligations. Notwithstanding anything in this Agreement to the contrary, the obligations of the Borrowers under this Agreement (including, without limitation, for repayment of the Loan to IFC) are joint and several, and each Borrower is jointly and severally liable for the obligations of the other Borrower hereunder and thereunder. Failure of either Borrower to carry out its obligations under this Agreement will not relieve the other Borrower of its obligations hereunder or thereunder.
ARTICLE IV
Representations and Warranties
     Section 4.01. Representations and Warranties. Each of the Borrowers represents and warrants in respect of itself that:
     (a) it is duly incorporated and validly existing under the laws of the PRC and has the corporate power, and has obtained all required Authorizations, to own its assets, conduct its business as presently conducted and to enter into, and fulfill its obligations under, this Agreement;
     (b) this Agreement has been duly authorized and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

     (c) neither the making of any Transaction Document to which it is a party nor (when all the Authorizations referred to in Section 5.01(d) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its organizational documents or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to it;
     (d) to the best of the Borrower’s knowledge after due inquiry:
(i)	the Authorizations specified in Annex A are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(ii)	all Authorizations specified in Section (1) of Annex A have been obtained and are in full force and effect; and

(iii)	the Borrower has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex A, and has no reason to believe that it will not obtain those Authorizations in a timely manner;
     (e) it has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, and no conditional or unconditional arrangements exist for the creation by it of any Lien, except for the Security;
     (f) to the best of the Borrower’s understanding, the provisions of the Transaction Documents are effective to create in favor of IFC, legal, valid and enforceable Liens on or in all of the Security;
     (g) to the extent possible under the applicable law, all necessary consents have been obtained and all other actions have been taken for creating and perfecting the Security;
     (h) to the best of its knowledge and belief after due inquiry, it is not in violation of any statute or regulation of any Authority, and is not engaged in nor threatened by any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect; no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;
     (i) since December 31, 2004 it has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;
     (j) it is not a party to, or committed to enter into, any contract which would or would be reasonable likely to have a Material Adverse Effect;
     (k) its financial statements for the period ending on December 31, 2004 have been prepared in accordance with the Accounting Principles, and give a true and fair view of its financial condition as of that date and the results of its operations during the period then ended;
     (l) except as identified in the ERS:
(i)	to the best of its knowledge and belief after due inquiry, none of the Borrowers are in violation of any of the Environmental and Social Policies or any of the Environmental, Health and Safety Guidelines;

(ii)	the Borrowers have not received nor are aware of any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or any material written communication from any Person with respect to any aspect of the compliance with any matter covered by the Environmental and Social Policies or the Environmental, Health and Safety Guidelines by each of the Borrowers; and
     (m) none of the Borrowers, none of their Affiliates, or any Person acting on its or their behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment;
     (n) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading.
     Section 4.02. IFC Reliance. The Borrowers acknowledge that they make the representations and warranties in Section 4.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement in full reliance on each of them.

ARTICLE V
Conditions of Disbursement
     Section 5.01. Conditions of Disbursement. The obligation of IFC to make the Disbursement is subject to the fulfillment prior to or concurrently with the making of the Disbursement of the following conditions:
     (a) the Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:
     (b) the Reference Bond has been issued and is outstanding;
     (c) [not used];
     (d) the Borrowers have delivered to IFC copies of all Authorizations listed in Section (2) of Annex A and such other Authorizations that are or become necessary for the Loan and the execution of, and performance under, this Agreement and each Transaction Document; and all those Authorizations are in full force and effect;
     (e) IFC has received a legal opinion, in form and substance satisfactory to it, of counsel acceptable to IFC, covering such matters relating to the transactions contemplated in the Transaction Documents as IFC may reasonably request;
     (f) the Borrowers’ organizational documents are in form and substance satisfactory to IFC;
     (g) arrangements are in place for the prepayment of the Borrowers’ existing debt from HSBC in form and substance satisfactory to IFC;
     (h) IFC has received from each of the Borrowers: (i) a certificate of incumbency and authority in the form attached as Schedule 3; and (ii) a copy of a letter in the form attached as Schedule 4, authorizing its Auditors to communicate directly with IFC and provide any information regarding the financial condition of the Borrower as IFC may from time to time request;

     (i) IFC has received the request for Disbursement substantially in the form attached hereto in Schedule 1, and the Borrowers’ certifications set out in paragraph 3 of Schedule 1 are true and accurate;
     (j) each of the Borrowers has delivered to IFC evidence, substantially in the form of Schedule 7, of appointment of an agent for service of process in New York, New York;
     (k) the Borrower and IFC have agreed on the form of the Annual Monitoring Report;
     (l) no Event of Default and no Potential Event of Default has occurred and is continuing;
     (m) the proceeds of the Disbursement are, at the date of the relevant request, needed by the Borrowers for the purpose of the Project, or will be needed for that purpose within three (3) months of that date;
     (n) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
     (o) since December 31, 2004 the Borrowers have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants));
     (p) the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 4.01(c) (Representations and Warranties), without the words in parentheses);
     (q) the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (r) after giving effect to that Disbursement, neither of the Borrowers would be in violation of:
(i)	its Articles of Association;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which the Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; and
     (s) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 3.13 (b) (i) (Other Fees and Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;
     (t) IFC has received copies of insurance policies covering business interruption and a certification of the Borrowers’ insurers or insurance agents confirming that those policies are in full force and effect and all premiums then due and payable under those policies have been paid; and
     (w) IFC has received the front-end fee provided in Section 3.07(a).
Section 5.02. Conditions for IFC Benefit. The conditions in Section 5.01 (Conditions of Disbursement) are for the benefit of IFC and may be waived only by IFC in its sole discretion.
ARTICLE VI
Particular Covenants
Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrowers shall:
     (a) within fifteen (15) days following the date of the Disbursement pay IFC all relevant fees set out in Section 3.13 (Other Fees and Expenses), and all other amounts then due under this Agreement including but not limited to, reimbursement of all invoiced fees and expenses of IFC’s counsel;
     (b) within thirty (30) days following the date of the Disbursement, irrevocably authorize, in the form of Schedule 4, the Auditors (whose fees and expenses shall be for the account of the individual Borrowers) to communicate directly with IFC at any time regarding the Borrowers’ accounts and operations, and provide to IFC a copy of that authorization; and no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;
     (c) within sixty (60) days following the date of the Disbursement:

(i)	deliver to IFC copies of all Authorizations listed in Section (3) of Annex A and such other Authorizations that are or become necessary in order to perfect the Security, and to otherwise ensure that all of the Transaction Documents become effective and are enforceable; and

(ii)	deliver to IFC copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex B , and a certification of the Borrower’s insurers or insurance agents confirming that those policies are in full force and effect and all premiums then due and payable under those policies have been paid;
     (d) establish and maintain the Sinking Fund Account in accordance with the following terms:
(A)	establish and open the Sinking Fund Account with a bank in China acceptable to IFC by the earlier of (i) January 1, 2009 or (ii) the first payment to the Sinking Fund Account pursuant to Section 6.02(a);

(B)	deposit on or before each Interest Payment Date starting in 2009 an amount necessary to maintain at all times a minimum balance in the Sinking Fund set out in Table 1:
Table 1

Year of Interest	Minimum Balance
Payment Date	after Each Interest Payment Date
(RMB)
2009	6,488,000
2010	12,976,000
2011	19,464,000
2012	29,196,000
2013	38,928,000
2014	51,904,000
2015	64,880,000
Provided, however, if immediately prior to the Interest Payment Date in 2009, all of the following ratios shall have been met based on the most recent Annual Reviewed Combined Financial Statements, i.e.:

(i)	the Current Ratio is at least 1.8;

(ii)	the Balance Sheet Liabilities to Tangible Net Worth Ratio is less than 1.4;

(iii)	the Peak Debt Service Coverage Ratio is not less than 1.8; and

(iv)	Prospective Debt Service Coverage Ratio will be greater than 2.0 then, the Borrowers’ obligation to deposit funds in the Sinking Fund Account will be extended to start from the Interest Payment Date in 2010, and the required minimum balance in the Sinking Fund Account shall be determined in accordance with Table 2:

Table 2

Year of Interest	Minimum Balance
Payment Date	after Each Interest Payment Date
(RMB)
2010	6,488,000
2011	12,976,000
2012	25,952,000
2013	38,928,000
2014	51904000
2015	64,880,000
(C)	ensure that all funds in the Sinking Fund Account shall be held in:
(i)	PRC Government treasury bonds and/or treasury bills;

(ii)	fixed deposit certificates; or

(iii)	such other instruments as are acceptable to IFC;
     (e) maintain a minimum cash balance at all times of not less than 3% of the Borrowers’ annual net revenues per the most recent Annual Reviewed Combined Financial Statements;
     (f) maintain its existence, comply with its Articles of Association and other constitutive documents, carry out the Project and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial and business practices;

     (g) cause the financing specified in the Financial Plan to be applied exclusively to the Project;
     (h) maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and the results of its operations in conformity with the Accounting Principles;
     (i) appoint and maintain at all times a firm of recognized independent public accountants acceptable to IFC as Auditors of the Borrower;
     (j) upon IFC’s request, such request to be made with reasonable prior notice to such Borrower (except no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require), permit representatives of IFC, during normal office hours, to:
(i)	visit any of the sites and premises where the business of the Borrower is conducted;

(ii)	inspect any of the Borrower’s sites, facilities, plants and equipment;

(iii)	have access to the Borrower’s books of account and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which IFC seeks information;
     (k) through its employees, agents, contractors and subcontractors, design, construct, operate, maintain and monitor all of its sites, plants, equipment and facilities:
(i)	in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines;

(ii)	in compliance with the ERS; and

(iii)	in compliance with applicable environmental, involuntary resettlement, occupational health and safety requirements, and any child labor and forced labor laws, rules and regulations, including any international treaty obligations of the Government of the Country and the local authorities;
     (l) make the ERS, or, as appropriate, information contained in the ERS, available to all those who request it from the Borrower;
     (m) periodically review the form of the Annual Monitoring Report and advise IFC as to whether modification of the form is necessary based on any changes in the Project, and revise the form as agreed with IFC;

(n)	(A)	obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex A, which are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents; and

	(B)	comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;
     (o) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise to enable the Borrower to comply with its obligations under the Transaction Documents; and
     (p) ensure that: (i) all dividends and distributable profits of the Clinics are, to the extent not payable to relevant domestic joint venture partners or domestic co-investors, distributed directly or indirectly through an Affiliate to the relevant Borrower and not other Person; and (ii) all income from any clinic management or technology services contracts (in whatever name) with Chindex or any other company affiliated with Chindex are paid directly or indirectly to the relevant Borrower and not any other Person or entity within the Group.
     Section 6.02. Negative Covenants. Unless IFC otherwise agrees, each of the Borrowers shall not:
     (a) declare or pay any dividend to Chindex (or its successor) or make any distribution on its share capital (other than dividends or distributions payable in shares of such Borrower), or purchase, redeem or otherwise acquire any shares of such Borrower or any option over them unless the proposed payment or distribution is out of retained earnings, not greater than previous year’s net income, and the Borrower, no earlier than sixty (60) days nor later than thirty (30)

days prior to doing so, certifies to IFC in writing, in the form attached as Schedule 5, that:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing; and

(ii)	after giving effect to any such action:
(A)	the Current Ratio will be at least 1.5

(B)	the Balance Sheet Liabilities to Tangible Net Worth Ratio will be less than 2.0;

(C)	the Peak Debt Service Coverage Ratio will not be less than 1.3; and

(D)	the Prospective Debt Service Coverage Ratio will not be less than 2.0.
provided always that:
(A)	the retained earnings out of which any of the payments or distributions referred to in this sub- section may be made should in no event include any amount resulting from the revaluation of any of such Borrower’s assets;

(B)	such Borrower shall not make any payments or distributions of the type referred to in this sub- section if, after giving effect to it, the Borrowers could not certify the matters referred to in Section 6.02 (a) (i) and (ii);

(C)	no dividend payment or distribution in whatever form may be made under this Section 6.02(a) before December 31, 2007;

(D)	from January 1, 2008 till the Interest Payment Date in 2009, no dividend payment or distribution in whatever form may be made under this Section 6.02(a) unless the Borrowers shall have deposited at least an equal amount in the Sinking Fund Account, and

(E)	after giving effect to any form of dividend payment or distribution under this Section 6.02(a), the Borrowers shall have adequate funds to meet their obligations with respect to the Sinking Fund Account provided in Section 6.02(d);
     (b) on a Combined Basis, incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project in an aggregate amount not exceed 50% of EBITDA in any consecutive four financial quarters based on the Annual Reviewed Combined Financial Statements, provided that the foregoing exception shall not apply if an Event of Default or Potential Event of Default has occurred and is continuing;
     (c) incur, assume or permit to exist any Debt except:
(i)	the Loan;

(ii)	other Debt specified in the Financial Plan;

(iii)	on a Combined Basis, Short-term Debt incurred in the ordinary course of business which, when aggregated with contingent liabilities arising from the discounting of trade receivables, would not exceed at any one time outstanding the equivalent of RMB4,000,000.
     (d) on a Combined Basis and except for the Lease Contracts, enter into any agreement or arrangement to lease any property or equipment of any kind, except leases with respect to which the aggregate lease payments do not exceed the equivalent of RMB2,500,000 in any Financial Year;
     (e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction;
     (f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;
     (g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for:
(i)	the Security;

(ii)	the naming of IFC as loss payee under the Borrower’s insurance policies, as per Section 6.04(b)(iv) ;

(iii)	the existing Lien in favor of Siemens A G for its financing in an aggregate amount equivalent to RMB6,581,546 for the machinery and equipment of the Borrowers;

(iv)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:
(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of such Borrower; and

(B)	such Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;
     (h) enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby such Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);
     (i) establish any sole and exclusive purchasing or sales agency;
     (j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower’s income or profits are, or might be, shared with any other Person;
     (k) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person; the foregoing is not intended to prevent the Borrowers from outsourcing departmental functions which are common practice for the type of business carried out by the Borrowers;
     (l) form or have any Subsidiary except for the clinics that are or will become part of the hospital network of the Borrowers;

     (m) make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise other than short-term investment grade marketable securities acquired solely to give temporary employment to its idle funds;
     (n) change its Articles of Association in any manner which would be inconsistent with the provisions of any Transaction Document;
     (o) change its Financial Year;
     (p) change the nature or scope of the Project or change the nature of its present business or operations;
     (q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise;
     (r) undertake or permit any merger, spin-off, consolidation or reorganization;
     (s) prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt pursuant to any provision of any agreement or note with respect to that Long-term Debt unless that Long-term Debt is refinanced using new Long- term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced; or
     (t) use the proceeds of the Disbursement in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country; or
     (u) amend the ERS without IFC’s consent, unless the amendment is consistent the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, and other provisions of this Agreement;
     (v) make (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Borrowers further covenant that should IFC notify the Borrowers of their concerns that there has been a violation of the provisions of this Section or of Section 6.01(p) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;
     (w) substantially amend the terms of, or grant any waivers in respect of any Lease Contract or the Technology and Service Contracts;
     (y) carry out any of the Excluded Activities;
     (z) withdraw any fund from the Sinking Fund Account; or
     (aa) make any payment directly or indirectly to Chindex except under the terms of the Subordination Agreement.
     Section 6.03. Reporting Requirements. Unless IFC otherwise agrees, each of the Borrowers shall:
     (a) as soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC:
(i)	two (2) copies of such Borrower’s complete financial statements for such quarter prepared, on a Consolidated Basis, in accordance with the Accounting Principles;

(ii)	a report containing the information specified in the form attached as Schedule 6, including any factors that have or could reasonably be expected to have a Material Adverse Effect; and

(iii)	a statement of all transactions during that quarter between the Borrower and each of its Affiliates, if any, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements;
     (b) as soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year, deliver to IFC:
(i)	two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared, on an Consolidated Basis, in accordance with the Accounting Principles, together with the Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a management letter and such other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements, the Borrower was in compliance with the covenants contained in Section 6.02 (Negative Covenants) as of the end of that Financial Year or, as the case may be, detailing any non-compliance;

(iv)	a statement by the Borrower of all transactions between such Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements; and

(v)	Annual Reviewed Combined Financial Statements;
     (c) deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03 (b) (ii);
     (d) within ninety (90) days after the end of each Financial Year, deliver to IFC an annual monitoring report in a form consistent with Sections 5.01(k) and 6.01(m), confirming compliance with the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, the ERS, the applicable national and local requirements, and Section 6.01(k) or, as the case may be, detailing any non-compliance, and setting out the action being taken to ensure compliance;
     (e) as soon as possible but no later than three (3) days after its occurrence, notify IFC of any incident or accident within the Project area or areas otherwise within the Borrower’s management or control, which has or may reasonably be expected to have a material adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off- site impacts arising or likely to arise therefrom and the measures such Borrower is taking or plans to take to address those impacts; and keep IFC informed of the on- going implementation of those measures;
     (f) give notice to IFC, concurrently with such Borrower’s notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:
(i)	all notices, reports and other communications of the Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all shareholders’ meetings;
     (g) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;
     (h) promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps such Borrower is taking or proposes to take with respect thereto;
     (i) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;
     (j) provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04 (d) (Insurance);
     (k) promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its assets and the Project; and
     (l) provide or cause to be provided to IFC all the bank statement of the Sinking Fund Account within 10 days from the date of the relevant statement.
     Section 6.04. Insurance.
     (a) Insurance Requirements and Borrower’s Undertakings.

Unless IFC otherwise agrees, the Borrower shall:-
(i)	insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex B and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;
          provided always that if at any time and for any reason any insurance required to be maintained hereunder shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure such insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.
(b)	Policy Provisions
          Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:
(i)	no policy can expire nor can it be canceled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least thirty (30) days notice (or such lesser period as IFC may agree in respect of cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC is named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)	on every insurance policy on the Borrower’s assets which are the subject of the IFC Security and for business interruption, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of one million US Dollars (US$1,000,000) or more.
(c)	Application of Proceeds
(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply such proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 3.06 (Prepayment);

(ii)	The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.
(d)	Reporting Requirements

Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:-
(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of five hundred thousand US Dollars (US$500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under Section 6.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01 (t));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable, remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.
ARTICLE VII
Events of Default
     Section 7.01. Acceleration after Events of Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrowers, require the Borrowers to repay the Loan as specified in that notice. On receipt of any such notice, the Borrowers shall immediately repay the Loan and all accrued interest on it, the prepayment fees specified in Section 3.06 (Prepayment) on the amount of the Loan whose payment is accelerated and any other amounts payable under this Agreement. The Borrowers waive any right that they might have to further notice, presentment, demand or protest for that demand for immediate payment;
     Section 7.02. Events of Default. It shall be an Event of Default if:
     (a) either of the Borrowers fail to pay when due any principal of, interest on, or other amounts due in respect of, the Loan and such failure continues for five (5) days;
     (b) either of the Borrowers fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

     (c) either of the Borrowers fails to maintain the minimum balance in the Sinking Fund Account pursuant to Section 6.01(d) and such failure constitutes for five (5) days;
     (d) either of the Borrowers fail to comply with any of their obligations under this Agreement or any other Transaction Document or any other agreement between the Borrowers and IFC (other than for payment of the principal of, or interest on, the Loan or any other loan from IFC to the Borrowers) and such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrowers of such failure;
     (e) any party to a Transaction Document (other than IFC or the Borrowers) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrowers of that failure;
     (f) any representation or warranty made in Article IV or in connection with the execution of, or any request (including request for disbursement) under, this Agreement, or any Transaction is found to be incorrect in any material respect;
     (g) any Authority condemns, nationalizes, seizes, expropriates or otherwise assumes custody or control of, all or any substantial part of business, operations, property or other assets of the either of the Borrowers or of their share capital, or takes any action for the dissolution of either of the Borrowers or any action that would prevent either of the Borrowers or its officers from carrying on all or a substantial part of its business or operations;
     (h) a decree or order by a court is entered against either of the Borrowers:
(i)	adjudging such Borrower bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, such Borrower under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;
     (i) either of the Borrowers:
(i)	requests a moratorium or suspension of payment of debts from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Borrower or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;
     (j) an attachment or analogous process is levied or enforced upon or issued against any of the assets of either of the Borrowers for an amount in excess of the equivalent of US$750,000 and is not discharged within thirty (30) days;
     (k) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g) through Section 7.02 (j);
     (l) either of the Borrowers fails to pay any Liabilities (other than the Loan or any other loan from IFC to the Borrowers) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand;
     (m) any Authorization necessary for either of the Borrowers to perform and observe their obligations under any Transaction Document, or to carry out the Project, is not obtained when required or rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement ;
     (n) any Security Document or any of its provisions:
(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days and during which period such repudiation or challenge has no effect;
     (o) any Transaction Document (other than a Security Document) or any of its provisions:
(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and such event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Borrowers; or

(ii)	becomes unlawful or is declared void;
     (p) any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;
     (q) any of the Lease Contracts or the Technology and Service Contracts
(i)	is breached by any party to it and that breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it;
     (r) any of the events listed in Section 7.02 (g) through Section 7.02 (j) occurs to Chindex or any of its Subsidiaries; or
     (s) the joint venture term for business operation of Borrower 1 is expired and not renewed or extended.
     Section 7.03. Automatic Acceleration upon Dissolution or Bankruptcy. If either of the Borrowers commence winding up proceedings, is dissolved, or is declared bankrupt or insolvent, the Loan and all other amounts payable under this Agreement shall become immediately due without any presentment, demand, protest or notice of any kind, all of which the Borrowers waive.
ARTICLE VIII
Miscellaneous
     Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrowers shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of either of the Borrowers, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC which might, apart from this Section, prejudice such rights or remedies.
     (b) No course of dealing and no failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.
     Section 8.02. Notices. Any notice, request or other communication to be given or made under this Agreement to IFC or to the Borrowers shall be in writing and shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has designated by notice to the other party hereto.

For Borrower 1:
BEIJING UNITED FAMILY HEALTH CENTER
No. 2 Jiangtai Road, Chaoyang District
Beijing, China 100016
Attention: General Manager
Alternative address for communications by facsimile:
(8610) 6431-5836
For Borrower 2:
SHANGHAI UNITED FAMILY HOSPITAL INC.
1111 Xian Xia Road, Changming District
Shanghai, China 200336
Attention: General Manager
Alternative address for communications by facsimile:
(8621) 5133-1919
With a copy sent to the attention of Vice President, Finance and
Health Care Services Division, Chindex International, Inc. at:
Facsimile: (301) 215-7719
For IFC:
International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Global Manufacturing and Services Department
Alternative address for communications by facsimile:
(202) 974-4792

With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:
Facsimile: (202) 974-4371
     Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.
     (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall, where appropriate, be accompanied by an English translation.
     Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.
     Section 8.05. Applicable Law and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
     (b) Without limitation to any other rights or remedies afforded to IFC under this Agreement, at IFC’s option, any dispute, controversy or claim arising out of or relating to this Agreement or its breach, termination or invalidity (each a “Dispute”) which cannot be settled amicably may be finally and conclusively settled by arbitration under the Rules of Conciliation and Arbitration (the “ICC Rules”) of the International Chamber of Commerce (“ICC”). The arbitral award shall be final and binding. The parties expressly waive their right to any form of appeal or recourse from or against such arbitral proceedings or arbitral award to any judicial authority, except as provided by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, and acknowledge that any arbitral award rendered as provided in this Section shall be subject to such Convention. The arbitral tribunal shall not be authorized to take or provide, and the Borrowers shall not be authorized to seek from any judicial authority, any interim or conservative measures or pre-award relief against IFC. Each party shall bear its own expenses, including costs of experts that it retains, travel expenses and legal fees; provided that, in apportioning costs under Article 31 of the ICC Rules, if the arbitral tribunal finds that any party shall have acted in bad faith or caused unnecessary expenses to be incurred by the other party in the arbitration, it may, in its discretion, award all or a part of such expenses of another party against any party that has so acted, and shall, in addition, take such conduct into account in apportioning the other costs of the arbitration.
     (c) The arbitral tribunal shall consist of one (1) arbitrator appointed by the Court of International Arbitration of the ICC, in accordance with the ICC Rules.
     (d) If any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (a “Related Dispute”), the arbitrator appointed or to be appointed in respect of any such Existing Dispute shall, upon request of IFC, also be appointed as the arbitrator in respect of any Related Dispute. If requested by a party, the arbitral tribunal shall decide, finally, whether the issues meet the criteria set forth herein.
     (e) Upon the request of IFC, the arbitral tribunal shall join any party to this Agreement to any reference to arbitration proceedings in relation to a Dispute and may make a single, final award determining all Disputes between or among them. The Borrowers hereby consent to be joined in any reference to arbitration proceedings in relation to any Dispute at the request of IFC.
     (f) Unless otherwise agreed by the parties to the arbitration, the place of arbitration shall be in New York, New York. The language of the arbitration and all pleadings, written statements, documents and decisions shall be English. Any award shall be made and paid in Dollars.
     (g) Notwithstanding Section 8.05(b), for the exclusive benefit of IFC, the Borrowers irrevocably agree that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrowers irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrowers in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.
     (h) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrowers (or any one of them) in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the

Borrowers (or any one of them) in any manner authorized by the laws of any such jurisdiction.
     (i) Each of the Borrowers hereby irrevocably designates, appoints and empowers Gary Simon, Esq., with offices currently located at Hughes Hubbard & Reed, LLP, 1 Battery Park Plaza, New York, NY 1004-1481, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.
     (j) As long as this Agreement remains in force, each of the Borrowers shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrowers shall keep IFC advised of the identity and location of such agent.
     (k) Each of the Borrowers also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrowers, at their addresses specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrowers.
     (l) Service in the manner provided in Sections 8.05(i), (j) and (k) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrowers as such and will be valid and binding upon the Borrowers for all purposes of any such action, suit or proceeding.
     (m) Each of the Borrowers irrevocably waives to the fullest extent permitted by applicable law:
(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.
     (n) To the extent that either of the Borrowers may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.
     (o) The Borrowers hereby acknowledge that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrowers hereby waive any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
     (p) To the extent that the Borrowers may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05 (g) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any Transaction Document be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of either of the Borrowers, or to post a bond or to take similar action, the Borrowers hereby irrevocably waive such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.
     Section 8.06. Disclosure of Information. IFC may, notwithstanding the terms of any other agreement between the Borrowers and IFC, disclose any documents or records or information about any Transaction Document, or the assets, business or affairs of the Borrowers to (i) its outside counsel, auditors and rating agencies, and (ii) any other person as IFC may deem appropriate for the purpose of exercising any power, remedy, right, authority, or discretion relevant to any Transaction Document.
     Section 8.07. Successors and Assignees. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither of the Borrowers may assign or otherwise transfer all or any part of their rights or obligations under this Agreement without the prior written consent of IFC.
     Section 8.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.
     Section 8.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute the same agreement.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

BEIJING UNITED FAMILY HEALTH CENTER

By:	/s/ Roberta Lipson
Authorized Representative
Name (print): Roberta Lipson
Title: Board Chair

SHANGHAI UNITED FAMILY HOSPITAL, INC.

By:	/s/ Roberta Lipson
Authorized Representative
Name (print): Roberta Lipson
Title: Board Chair

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Karin Finkelston
Authorized Representative
Name (print): Karin Finkelston
Title: Associate Director

Annex A
List of Authorizations
Section (1). Authorizations Already Obtained
(A)	Beijing United Family Health Center (Beijing UFH)
(i)	Approval Reply issued by the Ministry of Health approving the establishment of Beijing UFH;

(ii)	Approval Reply issued by the Ministry of Foreign Trade and Economic Cooperation (“MOFCOM”) approving the establishment of the Beijing UFH and the approval certificate issued by MOFCOM to Beijing UFH;

(i)	Business License issued by State Administration of Industry and Commerce (“SAIC”) to Beijing UFH;

(ii)	Foreign Investment Enterprise Tax Registration Certificate (with respect to both state and local taxes) issued to Beijing UFH; (iii) Foreign Investment Enterprise Financial Registration Certificate issued to Beijing UFH;

(iv)	Foreign Investment Enterprise Foreign Exchange Registration Certificate issued to Beijing UFH;

(v)	Practising Permit of Medical Institutions issued by the Beijing Municipal Health Bureau to Beijing UFH; and

(vi)	Practising Permit of Maternal and Infant Healthcare Service to Beijing UFH.
(B)	Shanghai United Family Hospital, Inc. (Shanghai UFH)
(i)	Approval Reply issued by the Ministry of Health approving the establishment of the Shanghai UFH;

(ii)	Approval Reply issued by the MOFCOM approving the establishment of the Shanghai UFH and the approval certificate issued by MOFTEC to Shanghai UFH;

(iii)	Business License issued by Shanghai Municipal Administration of Industry and Commerce (“Shanghai AIC”) to Shanghai UFH;

(iv)	Foreign Investment Enterprise Tax Registration Certificate (with respect to both local and state taxes) issued to Shanghai UFH;

(v)	Foreign Investment Enterprise Financial Registration Certificate issued to Shanghai UFH;

(vi)	Foreign Investment Enterprise Foreign Exchange Registration Certificate issued to Shanghai UFH;

(vii)	Practising Permit of Medical Institutions issued by the Shanghai Municipal Health Bureau to Shanghai UFH.
Section (2). Authorizations to be Obtained prior to the Disbursement
(A)	Beijing UFH:
(1)	With respect of the Obtaining of IFC Loan
(i)	unanimous board approval for obtaining of the IFC Loan
(2)	With respect to Giving Security
(a)	Mortgage of Equipment

(i)	unanimous board approval for mortgage of equipment;

(b)	Pledge of Equity Interest

(i)	unanimous board approval for the pledge of equity interest in Beijing UFH;
(B)	Shanghai UFH
(1)	With respect to the Obtaining of IFC Loan
(i)	unanimous board approval for obtaining of the IFC Loan
(2)	With respect to Giving Security
(a)	Mortgage of Equipment
(i)	unanimous board approval for mortgage of equipment;
(b)	Pledge of Equity Interest
(i)	unanimous board approval for the pledge of equity interest in Shanghai UFH;

Section (3). Authorizations to be Obtained following Disbursement
A.	Beijing UFH
(1)	With respect to Giving Security
(a)	Mortgage of Equipment
(i)	Approval reply issued by competent customs authority

approving the mortgage of the equipment currently subject to the Customs supervision;

(ii)	Mortgage Certificate (indicating IFC being the mortgagee) issued by the competent Administration of Industry and Commerce with respect to mortgage of the equipment currently subject to the Customs supervision;

(Note: Items (i) and (ii) above are subject to the Borrowers not being required to post a bond to the Customs equivalent to the amount of waived import duties)

(iii)	Mortgage Certificate (indicating IFC being the mortgagee) issued by the competent Administration of Industry and Commerce with respect to mortgage of equipment not subject to the Customs supervision
(b)	Pledge of Equity Interest
(i)	MOFCOM approval of the pledge;

(ii)	filing of the pledge with SAIC;

(iii)	recording of the pledge in the List of the Shareholders of Beijing UFH.
(2)	Others
(i)	MOFCOM approval for the change of US-China Industrial Exchange, Inc. to Chindex International Inc. as the foreign shareholder of Beijing UFH;
B.	Shanghai UFH
(1)	With respect to Giving Security
(a)	Mortgage of Equipment

(i)	Approval reply issued by competent customs authority approving the mortgage of the equipment currently subject to the Customs supervision;

(ii)	a Mortgage Certificate (indicating IFC being the mortgagee) issued by the competent Administration of Industry and Commerce with respect to mortgage of the equipment currently subject to the Customs supervision.

(Note: Items (i) and (ii) above are subject to the Borrowers not being required to post a bond to the Customs equivalent to the amount of waived import duties)

(iii)	a Mortgage Certificate (indicating IFC being the mortgagee) issued by the competent Administration of Industry and Commerce with respect to mortgage of equipment not subject to the Customs supervision;
(b)	Pledge of Equity Interest
(i)	MOFCOM approval of the pledge;

(ii)	filing of the pledge with Shanghai AIC;

(iii)	recording of the pledge in the List of the Shareholders of Shanghai UFH.
(2)	Others
(i)	MOFCOM approval for the change of US-China Industrial Exchange, Inc. to Chindex International Inc. as the foreign shareholder of Shanghai UFH.

ANNEX B
MINIMUM INSURANCE REQUIREMENTS
1.	EXPANSION PHASE
a)	Marine all Risks (including war) in respect of transportation of all critical machinery/equipment.
2.	ONGOING / OPERATIONAL PHASE
a)	Fire and named perils or All Risks, based on new replacement cost of assets

b)	Business Interruption

c)	Third Party Liability

d)	Medical Malpractice

e)	Professional Liability in respect of medical training program, once this commences
3.	AT ALL TIMES
a)	All insurances required by local legislation.

ANNEX C
EXCLUDED ACTIVITIES
(See Section 1.01 (a) of the Loan Agreement)
•	Production or activities involving harmful or exploitative forms of forced labor1/harmful child labor.[2]

•	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

•	Production or trade in weapons and munitions.[3]

•	Production or trade in alcoholic beverages (excluding beer and wine).[3]

•	Production or trade in tobacco.[3]

•	Gambling, casinos and equivalent enterprises.[3]

•	Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.

•	Production or trade in radioactive materials.[4]

•	Production or trade in or use of unbonded asbestos fibers.[5]

•	Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).[6]

•	Production or trade in products containing PCBs.[7]

•	Production or trade in pharmaceuticals subject to international phase outs or bans.

•	Production or trade in pesticides/herbicides subject to international phase out.

•	Production or trade in ozone depleting substances subject to international phase out.[8]

•	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.

[2]	Harmful child labor means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

[3]	These activities are prohibited only if a Portfolio Company is substantially involved in such activities, i.e. the activity is not considered ancillary to such Portfolio Company’s primary operations.

[4]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

[5]	This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.

[6]	See IFC OP 4.36, Forestry (under review).

[7]	PCBs: Polychlorinated biphenyls — a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitators and switchgear dating from 1950-1985.

[8]	Ozone Depleting Substances (ODSs): Chemical compounds which react with and deplete stratospheric ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates.

SCHEDULE 1
Form of Loan Disbursement Request
[LETTERHEAD OF BORROWER 1]
[Date]
International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America
Ladies and Gentlemen:
Re: China — Loan No. [                    ]
Request for Loan Disbursement
     1. Please refer to the Loan Agreement dated                     , 2005 (the “Loan Agreement”) between Beijing United Family Health Center and Shanghai United Family Hospital, Inc. (the “Borrowers”) and International Finance Corporation (“IFC”). All terms defined in the Loan Agreement shall bear the same meanings herein.
     2. The Borrowers hereby request the disbursement on or as soon as practicable following the Issue Date, of the amount of RMB                      under the Loan (the “Disbursement”).
     You are requested to pay such amount to the account in [city] of [Name of Borrower] [Name of Bank], Account No.                      at [Name and Address of Bank].
     3. For the purposes of the Loan Agreement, the Borrowers hereby jointly and severally certify as follows:
(a) no Event of Default or Potential Event of Default has occurred and is continuing;

SCHEDULE 1

(b) nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect and neither of the Borrowers have incurred any material loss or liability;
(c) the representations and warranties made in Article IV of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date;
(d) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;
(e) after giving effect to the Disbursement, neither of the Borrowers will be in violation of:
(i)	its organizational documents;

(ii)	any provision contained in any document to which such Borrower is a party (including the Loan Agreement) or by which such Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly, limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; and

SCHEDULE 1

The above certifications are effective as of the date of this request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower will immediately notify IFC and will repay the amount disbursed upon demand by IFC if Disbursement is made prior to the receipt of such notice.

Yours faithfully,

BEIJING UNITED FAMILY HEALTH CENTER

By
Authorized Representative

SHANGHAI UNITED FAMILY HOSPITAL, INC.

By
Authorized Representative

Copy to:	Manager, Financial Operations Unit International Finance Corporation

SCHEDULE 2

Form of Loan Disbursement Receipt
[LETTERHEAD OF BORROWER 1]
[To be dated the date
disbursement is made]
International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America
Attention: Manager, Financial Operations Unit
Ladies and Gentlemen:
Re: CHINA — Loan No. [                    ]
Disbursement Receipt
     We, Beijing United Family Health Center and Shanghai United Family Hospital, Inc., hereby acknowledge receipt of the sum of                      Renminbi (RMB _______) disbursed to us by International Finance Corporation (“IFC”) under the Loan provided for in the Loan Agreement dated                     , 2005 signed between our company and IFC.

Yours faithfully,

BEIJING UNITED FAMILY HEALTH CENTER

By
Authorized Representative

SHANGHAI UNITED FAMILY HOSPITAL, INC.

By
Authorized Representative

SCHEDULE 3

Form of Certificate of Incumbency and Authority
[LETTERHEAD OF BORROWER 1]
[Date]
International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Global Manufacturing and Services Department
Ladies and Gentlemen:
Certificate of Incumbency and Authority
     With reference to the Loan Agreement between us, dated                     , 2005 (the “Loan Agreement”), [I/We] the undersigned [Chairman/Director of Beijing United Family Health Center and Shanghai United Family Hospital, Inc. (the “Borrowers”) duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are and will continue to be (until you receive authorized written notice from the Borrowers that they, or any of them, no longer continue to be) authorized:
     (a) to sign on behalf of each of the Borrowers the request for the disbursement of funds provided for in the Loan Agreement and such other certificates, requests and documents required or permitted to be made thereunder on behalf of the Borrowers; and

SCHEDULE 3

     (b) to take, in the name of each of the Borrowers, any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrowers may be parties:

Name[9]	Office	Specimen Signature

Yours faithfully,

BEIJING UNITED FAMILY HEALTH CENTER

By
Authorized Representative

SHANGHAI UNITED FAMILY HOSPITAL, INC.

By
Authorized Representative

[9]	As many, or as few, names may be included as the Borrower shall desire.

SCHEDULE 4

Form of Letter to Borrower’s Auditors
[LETTERHEAD OF BORROWER 1 AND BORROWER 2]
[Date]
[Auditors]
[Address]
Dear Sirs:
     We hereby authorize and request you to give to International Finance Corporation (“IFC”) of 2121 Pennsylvania Ave., N.W. Washington, D.C. 20433, United States of America, all such information as IFC may reasonably request with regard to (i) the financial statements of the undersigned company, both audited and unaudited, and (ii) any management letter and other communications from you to our company or its management, all of which we have agreed to supply under the terms of the Loan Agreement between the undersigned Company and IFC dated                     , 2005 (the “Loan Agreement”). For your information, we enclose a copy of the Loan Agreement.
     For our records, please ensure that you send us (i) a copy of all written communications you receive from IFC immediately upon receipt thereof and (ii) a copy of all communications made by you to IFC immediately upon the issue thereof.

Yours faithfully,

[NAME OF COMPANY]

By
Authorized Representative

SCHEDULE 4

Enclosure

cc:	International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Global Manufacturing and Services Department

SCHEDULE 5

FORM OF BORROWERS’ CERTIFICATION ON DISTRIBUTION OF DIVIDENDS
(See Section 6.02 (a) of the Loan Agreement)
[LETTERHEAD OF BORROWER 1 AND BORROWER 2]

International Finance Corporation	[Date]
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention:	Re:
[Country/ ]
Dear Sirs:
1. Please refer to the Loan Agreement dated                      (the “Loan Agreement”) between Beijing United Family Health Center, Shanghai United Family Hospital, Inc. (the “Borrowers”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. This is to inform you that the [insert name of relevant Borrower] plans a distribution of dividends to its shareholders in the aggregate amount of                      (                    ), such distribution to commence on or about                     ,          . Pursuant to Section 6.02 (a) of the Loan Agreement, [insert name of relevant Borrower] hereby certifies that, as at the date hereof on a Combined Basis:
(a)	the proposed distribution will be in the amount not greater than previous year’s net income, will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the [insert name of relevant Borrower]’s assets;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing;

(c)	after giving effect to the proposed distribution:

SCHEDULE 5

(i)	the Current Ratio would be at least 1.5

(ii)	the Balance Sheet Liabilities to Tangible Net Worth Ratio would be less than 2.0;

(iii)	the Peak Debt Service Coverage Ratio would not be less than 1.3;

(iv)	the Prospective Debt Service Coverage Ratio will not be less than 2.0;

and
(A)	the retained earnings out of which any of the payments or distributions will in no event include any amount resulting from the revaluation of any of such Borrower’s assets;

(B)	[an amount equal to the dividend payment has been deposited in the Sinking Fund Account pursuant to Section 6.02(a),] and

(C)	after giving effect the dividend payment or distribution, the Borrowers will have adequate funds to meet their obligations with respect to the Sinking Fund Account provided in Section 6.02(d).
3. [insert name of relevant Borrower] undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, [insert name of relevant Borrower] could not certify the matters referred to in section 2 of this certification.

Yours truly,

[insert name of relevant Borrower]]

By
Authorized Representative

SCHEDULE 6

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS
(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of the Borrowers, the reasons for such changes, and the identity of major new shareholders.

(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrowers (e.g. changes in government economic strategy, health sector policy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s or the Co-Borrower’s senior management or organizational structure, and (ii) technology used by the Borrowers, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrowers’ corporate or operational strategy, including changes in service profile, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in the Borrowers’ market conditions (both primary and secondary), with emphasis on changes in reimbursement structure, market share and degree of competition.

(6)	Operating Performance. Discussion of major factors affecting the year’s operational and financial results by facility (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.). Specifically, the following operating indicators should be discussed by facility:

SCHEDULE

	Ambulatory	Hospital (by
(a) Indicator	Facilities	facility)
Operational:
Total o/p visits
Specialist consultations
Corporate check-ups
Lab tests (i/p vs o/p)
Radiology tests (i/p vs o/p)
Other diagn. Procedures (i/p vs o/p)
Total licensed beds	N/a
Total staffed (available) beds
Total i/p admissions	N/a
I/p surgical procedures	N/a
Ambulatory (<24 hrs of stay) surgical procedures	N/a
Deliveries	N/a
Patient census days	N/a
Average daily census	N/a
Average length of stay	N/a
Mortality	N/a
FTE employees
Financial
Total revenue
I/p revenue (by major service)	N/a
O/p revenue
Lab revenue (i/p vs o/p)
Radiology revenue (i/p vs o/p)
Pharmacy revenue (i/p vs o/p)
Other revenue
Total costs
Personnel cost
Doctor fees
Materials and supplies
G &A
Marketing
Equipment maintenance
Other costs
Bad debt

SCHEDULE

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.

(8)	Project Report. An update on the implementation of the items in the Project Cost, including amount spent versus budget, updated budget, and time table for implementation, as well as any details on changes to the Project plans and a summary of the external nurse training program.

SCHEDULE 7

FORM OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Global Manufacturing and Service Department

Re: China:	Beijing United Family Health Center
Shanghai United Family Hospital, Inc.
Dear Sirs:
     Reference is made to the Loan Agreement dated                      (the “Loan Agreement”) between Beijing United Family Health Center, Shanghai United Family Hospital, Inc. (the “Borrowers”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.
     Pursuant to the Loan Agreement, each of the Borrowers have irrevocably designated and appointed the undersigned, [                    ,] with offices currently located at [                                                            ,] as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.

SCHEDULE 7

The undersigned hereby informs you that it has irrevocably accepted the appointments as process agent as set forth the Loan Agreement from                      10 until                      11 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of the Loan Agreement, and (iii) shall forward promptly to the Borrowers any legal process received by the undersigned in its capacity as process agent.
     As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under the Loan Agreement.

Very truly yours,

[	]

By

Title:
cc: [Borrower 1, Borrower 2]

[10]	Insert date of effectiveness of appointment.

[11]	Insert date which is [three] months after the last repayment of the Loan.